Exhibit 23.1

To the Board of Directors of
Norpac Technologies, Inc.

Consent of Independent Registered Public Accounting Firm
CelLynx, Inc.
Audited Financial Statements from Inception (October 11, 2005) to September 30, 2007

We consent to the incorporation into Form 8K dated July 30, 2008 of Norpac Technologies, Inc. of our report dated July 24, 2008 on the audit of the financial statements of CelLynx, Inc. as of September 30, 2007 and 2006 and for the year ended September 30, 2007 and for the period October 11, 2005 (inception) to September 30, 2006, which is incorporated in this Form 8-K.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
July 30, 2008